------------------------------
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                                                  ------------------------------
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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

================================================================================
1. Name and Address of Reporting Person*

Steffens                               Don                  R.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

100 North Arlington Ave., Suite 23P
--------------------------------------------------------------------------------
                                    (Street)

Reno                                  NV               89501
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


================================================================================
2. Issuer Name and Ticker or Trading Symbol


Harvard Scientific Corp. HVSF
================================================================================
3. IRS or Social Security Number of Reporting Person (Voluntary)


================================================================================
4. Statement for Month/Year


================================================================================
5. If Amendment, Date of Original (Month/Year)


================================================================================
6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [ X*]   Director                             [ X ]   10% Owner
   [ X*]   Officer (give title below)           [   ]   Other (specify below)

                               CEO/CFO/Secretary
                          ---------------------------
* See explanation
================================================================================
7. Individual or Joint/Group Filing (Check applicable line)

   [X ] Form filed by one Reporting Person
   [  ] Form filed by more than one Reporting Person


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                        6.
                                                         4.                              5.             Owner-
                                                         Securities Acquired (A) or      Amount of      ship
                                            3.           Disposed of (D)                 Securities     Form:     7.
                                            Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                              2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                            Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security             Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                    (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
====================================================================================================================================

Common Stock                  7/2/96         S               400          D     $34.40   654,271        I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  8/21/96        S               250          D     $16.10                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  8/22/96        S               350          D     $27.90                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  8/29/96        S               500          D     $20.60                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  8/30/96        S               500          D     $26.60   652,671        I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  9/4/96         S               500          D     $27.80                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  9/18/96        S               20,000       D     $10.00
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  9/18/96        S               300          D     $23.30   631,871
------------------------------------------------------------------------------------------------------------------------------------
    (continued on continuation pages)
------------------------------------------------------------------------------------------------------------------------------------

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.                  (Over)
* If the form is filed by more than one reporting person, SEE Instruction 4(b)(v).                                   SEC 1474 (7-96)




                                                                                                                        Page 1 of 20

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

====================================================================================================================================
                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    of                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:

TITLE OF OFFICER: Mr. Steffens was an officer and director of the corporation for periods covering a significant portion of the transactions reported hereunder, but ceased to be an officer or director of the issuer in fall 1997. For reasons described below, Mr. Steffens may continue to be deemed a 10% beneficial owner of the issuer's stock.

NOTE A: Represents transactions in shares held by Bio-Sphere Technology, Inc. ("BTI"), a corporation in which Mr. Steffens is an officer, director and a shareholder. Mr. Steffens disclaims beneficial ownership in all shares held by BST other than to the extent of his pecuniary interest therein. Mr. Steffens is no longer an officer or director of the issuer, but continues to be so of BTI.

All share figures in this form reflect a 1 for 10 share reverse stock split effected by the issuer 2/2/98.


** Intentional misstatements or omissions of facts constitute Federal Crime Violations. SEE and 15 U.S.C. 78ff(a).


                                 /s/ Don.R. Steffens                  4/17/98
                              -------------------------          ---------------
                           **Signature of Reporting Person             Date


Note:File three copies of this Form, one of which must be manually signed. If space is insufficient, SEE Instruction 6 for procedure.



Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                 SEC 1474 (7-96)

                              UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                           WASHINGTON, D.C. 10549

                                STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

================================================================================
1. Name and Address of Reporting Person*

Steffens                               Don                  R.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

100 North Arlington Ave., Suite 23P
--------------------------------------------------------------------------------
                                    (Street)

Reno                                  NV               89501
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)

================================================================================
2. Issuer Name and Ticker or Trading Symbol

Harvard Scientific Corp. HVSF
================================================================================
4. Statement for Month/Year

All months beginning 6/96 through 1/98 (including unreported transactions inadvertently omitted from previously filed Forms 4)
================================================================================

                                                                                                        6.
                                                         4.                              5.             Owner-
                                                         Securities Acquired (A) or      Amount of      ship
                                            3.           Disposed of (D)                 Securities     Form:     7.
                                            Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                              2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                            Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security             Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                    (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
====================================================================================================================================

Common Stock                  12/20/96       S               220         D      $23.20                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  12/23/96       S               800         D      $21.40                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  12/24/96       S               500         D      $23.20                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  12/27/96       S               500         D      $24.90   629,851        I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  1/8/97         S               1,000       D      $29.40                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  1/20/97        S               150         D      $32.50                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  1/21/97        S               150         D      $35.00                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  1/22/97        S               150         D      $40.63                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  1/23/97        S               150         D      $41.56                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  1/24/97        S               150         D      $39.38                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  1/27/97        S               150         D      $40.31                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  1/28/97        S               150         D      $45.00                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  1/29/97        S               150         D      $45.00                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  1/31/97        S               150         D      $45.00   627,351        I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------


                                                                                                                        Page 3 of 20

                              UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                           WASHINGTON, D.C. 10549

                                STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
================================================================================
1. Name and Address of Reporting Person*

Steffens                               Don                  R.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

100 North Arlington Ave., Suite 23P
--------------------------------------------------------------------------------
                                    (Street)

Reno                                  NV               89501
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)

================================================================================
2. Issuer Name and Ticker or Trading Symbol

Harvard Scientific Corp. HVSF
================================================================================
4. Statement for Month/Year

All months beginning 6/96 through 1/98 (including unreported transactions inadvertently omitted from previously filed Forms 4)
================================================================================

                                                                                                        6.
                                                         4.                              5.             Owner-
                                                         Securities Acquired (A) or      Amount of      ship
                                            3.           Disposed of (D)                 Securities     Form:     7.
                                            Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                              2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                            Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security             Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                    (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
====================================================================================================================================

Common Stock                  1/31/97        S                150        D      $46.88   627,351        I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  2/3/97         S                150        D      $63.75                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  2/4/97         S                150        D      $83.75                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  2/4/97         S                150        D      $83.75                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  2/5/97         S                150        D      $72.50                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  2/5/97         S                300        D      $81.90                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  2/6/97         S                150        D      $58.75                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  2/7/97         S                150        D      $73.75                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  2/10/97        S                150        D      $75.00                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  2/11/97        S                150        D      $73.75                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  2/11/97        S                150        D      $71.25                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  2/12/97        S                150        D      $71.25                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  2/13/97        S                150        D      $73.75                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  2/14/97        S                150        D      $73.75                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------


                                                                                                                        Page 4 of 20

                              UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                           WASHINGTON, D.C. 10549

                                STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

================================================================================
1. Name and Address of Reporting Person*

Steffens                               Don                  R.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

100 North Arlington Ave., Suite 23P
--------------------------------------------------------------------------------
                                    (Street)

Reno                                  NV               89501
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)

================================================================================
2. Issuer Name and Ticker or Trading Symbol

Harvard Scientific Corp. HVSF
================================================================================
4. Statement for Month/Year

All months beginning 6/96 through 1/98 (including unreported transactions inadvertently omitted from previously filed Forms 4)
================================================================================

                                                                                                        6.
                                                         4.                              5.             Owner-
                                                         Securities Acquired (A) or      Amount of      ship
                                            3.           Disposed of (D)                 Securities     Form:     7.
                                            Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                              2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                            Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security             Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                    (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
====================================================================================================================================

Common Stock                  2/18/97        S               150         D      $72.50                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  2/18/97        S               400         D      $70.10                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  2/19/97        S               150         D      $73.13                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  2/20/97        S               150         D      $75.00                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  2/20/97        S               200         D      $71.20                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  2/21/97        S               150         D      $87.50                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  2/21/97        S               150         D      $87.50                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  2/24/97        S               150         D      $80.00                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  2/24/97        S               150         D      $76.00                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  2/25/97        S               150         D      $72.50                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  2/26/97        S               150         D      $71.88                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  2/27/97        S               150         D      $70.63                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  2/28/97        S               150         D      $65.00   623,001        I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  3/3/97         S               150         D      $84.40                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                                        Page 5 of 20

                              UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                           WASHINGTON, D.C. 10549

                                STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
================================================================================
1. Name and Address of Reporting Person*

Steffens                               Don                  R.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

100 North Arlington Ave., Suite 23P
--------------------------------------------------------------------------------
                                    (Street)

Reno                                  NV               89501
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)

================================================================================
2. Issuer Name and Ticker or Trading Symbol

Harvard Scientific Corp. HVSF
================================================================================
4. Statement for Month/Year

All months beginning 6/96 through 1/98 (including unreported transactions inadvertently omitted from previously filed Forms 4)
================================================================================

                                                                                                        6.
                                                         4.                              5.             Owner-
                                                         Securities Acquired (A) or      Amount of      ship
                                            3.           Disposed of (D)                 Securities     Form:     7.
                                            Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                              2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                            Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security             Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                    (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
====================================================================================================================================

Common Stock                  3/3/97         S               200         D      $62.90                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  3/4/97         S               200         D      $71.20                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  3/4/97         S               200         D      $78.85                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  3/5/97         S               150         D      $95.00                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  3/5/97         S               200         D      $76.25                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  3/6/97         S               150         D      $70.10                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  3/6/97         S               200         D      $73.75                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  3/7/97         S               150         D      $67.70                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  3/7/97         S               200         D      $72.50                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  3/10/97        S               150         D      $65.30                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  3/10/97        S               200         D      $68.75                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  3/11/97        S               200         D      $69.38                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  3/12/97        S               150         D      $64.10                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  3/12/97        S               200         D      $67.50                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                                        Page 6 of 20

                              UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                           WASHINGTON, D.C. 10549

                                STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
================================================================================
1. Name and Address of Reporting Person*

Steffens                               Don                  R.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

100 North Arlington Ave., Suite 23P
--------------------------------------------------------------------------------
                                    (Street)

Reno                                  NV               89501
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)

================================================================================
2. Issuer Name and Ticker or Trading Symbol

Harvard Scientific Corp. HVSF
================================================================================
4. Statement for Month/Year

All months beginning 6/96 through 1/98 (including unreported transactions inadvertently omitted from previously filed Forms 4)
================================================================================

                                                                                                        6.
                                                         4.                              5.             Owner-
                                                         Securities Acquired (A) or      Amount of      ship
                                            3.           Disposed of (D)                 Securities     Form:     7.
                                            Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                              2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                            Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security             Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                    (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
====================================================================================================================================

Common Stock                  3/13/97        S               200         D      $65.00                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  3/14/97        S               200         D      $61.25                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  3/17/97        S               200         D      $63.13                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  3/18/97        S               200         D      $66.63                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  3/18/97        A               25,000      A      par value               D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  3/19/97        S               200         D      $66.88                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  3/20/97        S               200         D      $66.88                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  3/24/97        S               200         D      $63.13                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  3/24/97        S               200         D      $64.38                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  3/25/97        S               200         D      $66.75                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  3/26/97        S               200         D      $68.75                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  3/26/97        S               200         D      $68.75                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  3/27/97        S               200         D      $66.25                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  3/31/97        S               200         D      $64.38   642,701        I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                                        Page 7 of 20

                              UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                           WASHINGTON, D.C. 10549

                                STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

================================================================================
1. Name and Address of Reporting Person*

Steffens                               Don                  R.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

100 North Arlington Ave., Suite 23P
--------------------------------------------------------------------------------
                                    (Street)

Reno                                  NV               89501
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)

================================================================================
2. Issuer Name and Ticker or Trading Symbol

Harvard Scientific Corp. HVSF
================================================================================
4. Statement for Month/Year

All months beginning 6/96 through 1/98 (including unreported transactions inadvertently omitted from previously filed Forms 4)
================================================================================

                                                                                                        6.
                                                         4.                              5.             Owner-
                                                         Securities Acquired (A) or      Amount of      ship
                                            3.           Disposed of (D)                 Securities     Form:     7.
                                            Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                              2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                            Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security             Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                    (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
====================================================================================================================================

Common Stock                  4/1/97         S               200         D      $58.13                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  4/2/97         S               200         D      $47.50                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  4/3/97         S               200         D      $47.50                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  4/4/97         S               200         D      $45.63                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  4/7/97         S               200         D      $47.50                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  4/8/97         S               200         D      $45.00                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  4/9/97         S               200         D      $43.75                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  4/11/97        S               200         D      $45.00                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  4/14/97        S               200         D      $49.38                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  4/15/97        S               200         D      $51.25                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  4/16/97        S               200         D      $50.31                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  4/18/97        S               251         D      $42.50   640,250        I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  5/23/97        S               150         D      $22.50                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  5/27/97        S               150         D      $20.00                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                                        Page 8 of 20

                              UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                           WASHINGTON, D.C. 10549

                                STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

================================================================================
1. Name and Address of Reporting Person*

Steffens                               Don                  R.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

100 North Arlington Ave., Suite 23P
--------------------------------------------------------------------------------
                                    (Street)

Reno                                  NV               89501
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)

================================================================================
2. Issuer Name and Ticker or Trading Symbol

Harvard Scientific Corp. HVSF
================================================================================
4. Statement for Month/Year

All months beginning 6/96 through 1/98 (including unreported transactions inadvertently omitted from previously filed Forms 4)
================================================================================

                                                                                                        6.
                                                         4.                              5.             Owner-
                                                         Securities Acquired (A) or      Amount of      ship
                                            3.           Disposed of (D)                 Securities     Form:     7.
                                            Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                              2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                            Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security             Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                    (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
====================================================================================================================================

Common Stock                  5/28/97        S               150         D      $20.63                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  5/29/97        S               150         D      $19.38   639,500        I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  5/30/97        S               150         D      $18.75                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  6/2/97         S               150         D      $18.13                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  6/3/97         S               150         D      $18.75                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  6/4/97         S               150         D      $20.31                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  6/5/97         S               150         D      $20.31                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  6/6/97         S               150         D      $21.25                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  6/9/97         S               150         D      $20.63                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  6/10/97        S               150         D      $20.63                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  6/10/97        A               100,000     A      par value               D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  6/12/97        S               150         D      $20.00                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  6/13/97        S               150         D      $19.38                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  6/13/97        S               150         D      $19.38                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                                        Page 9 of 20

                              UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                           WASHINGTON, D.C. 10549

                                STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

================================================================================
1. Name and Address of Reporting Person*

Steffens                               Don                  R.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

100 North Arlington Ave., Suite 23P
--------------------------------------------------------------------------------
                                    (Street)

Reno                                  NV               89501
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)

================================================================================
2. Issuer Name and Ticker or Trading Symbol

Harvard Scientific Corp. HVSF
================================================================================
4. Statement for Month/Year

All months beginning 6/96 through 1/98 (including unreported transactions inadvertently omitted from previously filed Forms 4)
================================================================================

                                                                                                        6.
                                                         4.                              5.             Owner-
                                                         Securities Acquired (A) or      Amount of      ship
                                            3.           Disposed of (D)                 Securities     Form:     7.
                                            Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                              2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                            Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security             Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                    (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
====================================================================================================================================

Common Stock                  6/16/97        S               150         D      $12.50                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  6/17/97        S               150         D      $14.38                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  6/18/97        S               150         D      $14.38                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  6/19/97        S               150         D      $15.00                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  6/20/97        S               150         D      $15.00                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  6/23/97        S               150         D      $14.38                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  6/24/97        S               250         D      $13.75                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  6/26/97        S               250         D      $13.44                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  6/26/97        S               250         D      $13.44                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  6/27/97        S               250         D      $10.63                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  6/30/97        S               250         D      $10.63   735,850        I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  7/1/97         S               250         D      $10.00                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  7/2/97         S               250         D      $10.31                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  7/3/97         S               250         D      $10.00                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                                       Page 10 of 20

                              UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                           WASHINGTON, D.C. 10549

                                STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

================================================================================
1. Name and Address of Reporting Person*

Steffens                               Don                  R.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

100 North Arlington Ave., Suite 23P
--------------------------------------------------------------------------------
                                    (Street)

Reno                                  NV               89501
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)

================================================================================
2. Issuer Name and Ticker or Trading Symbol

Harvard Scientific Corp. HVSF
================================================================================
4. Statement for Month/Year

All months beginning 6/96 through 1/98 (including unreported transactions inadvertently omitted from previously filed Forms 4)
================================================================================

                                                                                                        6.
                                                         4.                              5.             Owner-
                                                         Securities Acquired (A) or      Amount of      ship
                                            3.           Disposed of (D)                 Securities     Form:     7.
                                            Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                              2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                            Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security             Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                    (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
====================================================================================================================================

Common Stock                  7/7/97         S               250         D      $10.31                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  7/8/97         S               250         D      $10.00                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  7/9/97         S               250         D      $9.69                   I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  7/10/97        S               250         D      $9.69                   I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  7/11/97        S               250         D      $9.69                   I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  7/14/97        S               250         D      $13.13                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  7/16/97        S               250         D      $20.94                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  7/16/97        S               250         D      $20.00                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock-Loaned           7/16/97        J               3,500       D      $ -                     I         Corporate (Note B)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  7/17/97        S               250         D      $15.00                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  7/21/97        S               250         D      $14.69                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  7/22/97        S               250         D      $11.88                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  7/24/97        S               250         D      $10.63                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  7/24/97        S               250         D      $11.25                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                                       Page 11 of 20

                              UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                           WASHINGTON, D.C. 10549

                                STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


================================================================================
1. Name and Address of Reporting Person*

Steffens                               Don                  R.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

100 North Arlington Ave., Suite 23P
--------------------------------------------------------------------------------
                                    (Street)

Reno                                  NV               89501
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)

================================================================================
2. Issuer Name and Ticker or Trading Symbol

Harvard Scientific Corp. HVSF
================================================================================
4. Statement for Month/Year

All months beginning 6/96 through 1/98 (including unreported transactions inadvertently omitted from previously filed Forms 4)
================================================================================

                                                                                                        6.
                                                         4.                              5.             Owner-
                                                         Securities Acquired (A) or      Amount of      ship
                                            3.           Disposed of (D)                 Securities     Form:     7.
                                            Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                              2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                            Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security             Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                    (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
====================================================================================================================================



Common Stock            7/24/97           J                  25,000      D      $ -                     I         Corporate (Notes
                                                                                                                               A, C)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock            7/25/97           S                  250         D      $10.94                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock            7/28/97           S                  250         D      $10.31                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock            7/29/97           S                  250         D      $10.00                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock            7/30/97           S                  250         D      $10.00                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock            7/31/97           S                  250         D      $10.00   702,100        I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock            9/9/97            S                  350         D      $16.88                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock            9/9/97            S                  250         D      $16.50                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock            9/11/97           S                  250         D      $17.00                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock            9/11/97           S                  250         D      $16.25                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock            9/12/97           S                  250         D      $15.88                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock            9/15/97           S                  250         D      $17.50                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock            9/16/97           S                  250         D      $17.19                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock            9/17/97           S                  250         D      $16.25                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                                       Page 12 of 20

                              UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                           WASHINGTON, D.C. 10549

                                STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

================================================================================
1. Name and Address of Reporting Person*

Steffens                               Don                  R.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

100 North Arlington Ave., Suite 23P
--------------------------------------------------------------------------------
                                    (Street)

Reno                                  NV               89501
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)

================================================================================
2. Issuer Name and Ticker or Trading Symbol

Harvard Scientific Corp. HVSF
================================================================================
4. Statement for Month/Year

All months beginning 6/96 through 1/98 (including unreported transactions inadvertently omitted from previously filed Forms 4)
================================================================================

                                                                                                        6.
                                                         4.                              5.             Owner-
                                                         Securities Acquired (A) or      Amount of      ship
                                            3.           Disposed of (D)                 Securities     Form:     7.
                                            Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                              2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                            Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security             Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                    (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
====================================================================================================================================

Common Stock                  9/18/97        S               250         D      $16.25                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  9/19/97        S               250         D      $16.25                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  9/22/97        S               250         D      $16.75                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  9/23/97        S               250         D      $16.25                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  9/24/97        S               150         D      $15.00                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  9/24/97        S               100         D      $15.63                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  9/25/97        S               250         D      $15.94                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  9/26/97        S               250         D      $15.63                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  9/29/97        S               250         D      $14.69                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  9/30/97        S               250         D      $14.80   697,750        I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  10/1/97        S               250         D      $15.31                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  10/2/97        S               250         D      $15.63                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  10/2/97        S               150         D      $15.00                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  10/2/97        S               100         D      $15.63                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                                       Page 13 of 20

                              UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                           WASHINGTON, D.C. 10549

                                STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


================================================================================
1. Name and Address of Reporting Person*

Steffens                               Don                  R.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

100 North Arlington Ave., Suite 23P
--------------------------------------------------------------------------------
                                    (Street)

Reno                                  NV               89501
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)

================================================================================
2. Issuer Name and Ticker or Trading Symbol

Harvard Scientific Corp. HVSF
================================================================================
4. Statement for Month/Year

All months beginning 6/96 through 1/98 (including unreported transactions inadvertently omitted from previously filed Forms 4)
================================================================================

                                                                                                        6.
                                                         4.                              5.             Owner-
                                                         Securities Acquired (A) or      Amount of      ship
                                            3.           Disposed of (D)                 Securities     Form:     7.
                                            Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                              2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                            Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security             Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                    (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
====================================================================================================================================

Common Stock                  10/3/97        S               250         D      $16.25                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  10/6/97        S               250         D      $15.88                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  10/7/97        S               250         D      $14.63                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  10/8/97        S               250         D      $15.00                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  10/9/97        S               250         D      $14.69                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  10/10/97       S               250         D      $14.69                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  10/13/97       S               250         D      $15.94                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  10/15/97       S               250         D      $15.94                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  10/15/97       S               250         D      $15.94                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  10/16/97       S               250         D      $16.38                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  10/17/97       S               250         D      $15.76                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  10/20/97       S               250         D      $16.56                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  10/21/97       S               250         D      $17.63                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  10/21/97       J               111,500     D      $ -                     D         Trust (Note D)
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                                       Page 14 of 20

                              UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                           WASHINGTON, D.C. 10549

                                STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

================================================================================
1. Name and Address of Reporting Person*

Steffens                               Don                  R.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

100 North Arlington Ave., Suite 23P
--------------------------------------------------------------------------------
                                    (Street)

Reno                                  NV               89501
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)

================================================================================
2. Issuer Name and Ticker or Trading Symbol

Harvard Scientific Corp. HVSF
================================================================================
4. Statement for Month/Year

All months beginning 6/96 through 1/98 (including unreported transactions inadvertently omitted from previously filed Forms 4)
================================================================================

                                                                                                        6.
                                                         4.                              5.             Owner-
                                                         Securities Acquired (A) or      Amount of      ship
                                            3.           Disposed of (D)                 Securities     Form:     7.
                                            Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                              2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                            Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security             Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                    (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
====================================================================================================================================

Common Stock                  10/21/97       G               10,000      D      $ -                     D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  10/21/97       G               500         D      $ -                     D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  10/21/97       G               3,000       D      $ -                     D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  10/22/97       S               250         D      $16.88                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  10/23/97       S               250         D      $15.63                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  10/24/97       S               250         D      $15.94                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  10/27/97       S               250         D      $15.63                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  10/29/97       S               250         D      $13.44                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  10/30/97       S               250         D      $13.75                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  10/31/97       S               250         D      $12.50                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  10/31/97       S               250         D      $12.50   678,250        I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  11/14/97       S               250         D      $10.00                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  11/17/97       S               250         D      $11.88                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  11/18/97       S               250         D      $10.63                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                                       Page 15 of 20

                              UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                           WASHINGTON, D.C. 10549

                                STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

================================================================================
1. Name and Address of Reporting Person*

Steffens                               Don                  R.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

100 North Arlington Ave., Suite 23P
--------------------------------------------------------------------------------
                                    (Street)

Reno                                  NV               89501
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)

================================================================================
2. Issuer Name and Ticker or Trading Symbol

Harvard Scientific Corp. HVSF
================================================================================
4. Statement for Month/Year

All months beginning 6/96 through 1/98 (including unreported transactions inadvertently omitted from previously filed Forms 4)
================================================================================

                                                                                                        6.
                                                         4.                              5.             Owner-
                                                         Securities Acquired (A) or      Amount of      ship
                                            3.           Disposed of (D)                 Securities     Form:     7.
                                            Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                              2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                            Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security             Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                    (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
====================================================================================================================================

Common Stock                  11/19/97       S               250         D      $10.00                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  11/20/97       J-3             200,000     A      $ -                     I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  11/21/97       S               250         D      $10.06                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  11/21/97       S               250         D      $10.00                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  11/24/97       S               250         D      $10.00                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  11/25/97       S               250         D      $9.69                   I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  11/26/97       S               250         D      $9.69    876,000        I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  12/1/97        S               500         D      $9.69                   I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  12/2/97        S               250         D      $9.90                   I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  12/3/97        S               250         D      $10.00                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  12/4/97        S               400         D      $9.38                   I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  12/5/97        S               400         D      $9.69                   I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  12/8/97        S               400         D      $9.06                   I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  12/9/97        S               400         D      $6.38                   I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                                       Page 16 of 20

                              UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                           WASHINGTON, D.C. 10549

                                STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


================================================================================
1. Name and Address of Reporting Person*

Steffens                               Don                  R.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

100 North Arlington Ave., Suite 23P
--------------------------------------------------------------------------------
                                    (Street)

Reno                                  NV               89501
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)

================================================================================
2. Issuer Name and Ticker or Trading Symbol

Harvard Scientific Corp. HVSF
================================================================================
4. Statement for Month/Year

All months beginning 6/96 through 1/98 (including unreported transactions inadvertently omitted from previously filed Forms 4)
================================================================================

                                                                                                        6.
                                                         4.                              5.             Owner-
                                                         Securities Acquired (A) or      Amount of      ship
                                            3.           Disposed of (D)                 Securities     Form:     7.
                                            Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                              2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                            Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security             Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                    (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
====================================================================================================================================

Common Stock                  12/10/97       S               400         D      $6.00                   I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  12/11/97       S               400         D      $4.70                   I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  12/12/97       S               400         D      $4.30                   I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  12/15/97       S               400         D      $4.70                   I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  12/16/97       S               400         D      $5.50                   I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  12/17/97       S               400         D      $5.10                   I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  12/18/97       S               400         D      $4.60                   I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  12/22/97       S               400         D      $4.00                   I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  12/23/97       S               400         D      $4.00                   I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  12/24/97       S               400         D      $4.00                   I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  12/24/97       S               400         D      $4.00                   I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  12/26/97       S               400         D      $3.90                   I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  12/30/97       S               400         D      $3.30                   I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  12/30/97       S               400         D      $3.10                   I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                                       Page 17 of 20

                              UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                           WASHINGTON, D.C. 10549

                                STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

================================================================================
1. Name and Address of Reporting Person*

Steffens                               Don                  R.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

100 North Arlington Ave., Suite 23P
--------------------------------------------------------------------------------
                                    (Street)

Reno                                  NV               89501
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)

================================================================================
2. Issuer Name and Ticker or Trading Symbol

Harvard Scientific Corp. HVSF
================================================================================
4. Statement for Month/Year

All months beginning 6/96 through 1/98 (including unreported transactions inadvertently omitted from previously filed Forms 4)
================================================================================

                                                                                                        6.
                                                         4.                              5.             Owner-
                                                         Securities Acquired (A) or      Amount of      ship
                                            3.           Disposed of (D)                 Securities     Form:     7.
                                            Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                              2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                            Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security             Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                    (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
====================================================================================================================================

Common Stock                  12/31/97       S               400         D      $3.00                   I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  12/31/97       S               400         D      $3.40    867,000        I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  1/2/98         S               400         D      $3.80                   I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  1/5/98         S               400         D      $3.35                   I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  1/6/98         S               400         D      $3.20                   I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  1/7/98         S               400         D      $3.30                   I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  1/9/98         S               400         D      $3.20                   I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  1/13/98        S               400         D      $3.70                   I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  1/13/98        S               400         D      $3.70                   I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  1/14/98        S               400         D      $6.60                   I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  1/16/98        S               300         D      $10.31                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  1/16/98        S               100         D      $10.63                  I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  1/20/98        S               400         D      $7.50                   I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  1/21/98        S               400         D      $5.63                   I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                                       Page 18 of 20

                              UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                           WASHINGTON, D.C. 10549

                                STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

================================================================================
1. Name and Address of Reporting Person*

Steffens                               Don                  R.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

100 North Arlington Ave., Suite 23P
--------------------------------------------------------------------------------
                                    (Street)

Reno                                  NV               89501
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)

================================================================================
2. Issuer Name and Ticker or Trading Symbol

Harvard Scientific Corp. HVSF
================================================================================
4. Statement for Month/Year

All months beginning 6/96 through 1/98 (including unreported transactions inadvertently omitted from previously filed Forms 4)
================================================================================

                                                                                                        6.
                                                         4.                              5.             Owner-
                                                         Securities Acquired (A) or      Amount of      ship
                                            3.           Disposed of (D)                 Securities     Form:     7.
                                            Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                              2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                            Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security             Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                    (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
====================================================================================================================================

Common Stock                  1/22/98        S               400         D      $5.94                   I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  1/23/98        S               400         D      $5.94                   I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  1/26/98        S               270         D      $6.25                   I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  1/26/98        S               130         D      $5.94                   I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  1/27/98        S               250         D      $7.50                   I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  1/27/98        S               150         D      $7.19                   I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  1/28/98        S               400         D      $8.13                   I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  1/29/98        S               1,550       D      $6.98                   I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  1/29/98        S               400         D      $7.81                   I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  1/29/98        S               250         D      $7.50                   I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                  1/29/98        S               150         D      $7.81    859,050        I         Corporate (Note A)
------------------------------------------------------------------------------------------------------------------------------------
EXPLANATION:
-----------
NOTE A:  Represents transactions in shares held by Bio-Sphere Technology, Inc. ("BTI"), a corporation in which Mr. Steffens is an officer, director and a shareholder.  Mr. Steffens disclaims beneficial ownership in all shares held by BST other than to the extent of his pecuniary interest therein.  Mr. Steffens is no longer an officer or director of the issuer, but continues to be so of BTI.
NOTE B: Represents shares transferred on loan to another party. BTI expects that these shares will be returned in the future.
NOTE C: Represents shares transferred in settlement of legal claims.

                                                                                                                       Page 19 of 20

                              UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                           WASHINGTON, D.C. 10549

                                STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
================================================================================
1. Name and Address of Reporting Person*

Steffens                               Don                  R.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

100 North Arlington Ave., Suite 23P
--------------------------------------------------------------------------------
                                    (Street)

Reno                                  NV               89501
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)

================================================================================
2. Issuer Name and Ticker or Trading Symbol

Harvard Scientific Corp. HVSF
================================================================================
4. Statement for Month/Year

All months beginning 6/96 through 1/98 (including unreported transactions inadvertently omitted from previously filed Forms 4)
================================================================================

                                                                                                        6.
                                                         4.                              5.             Owner-
                                                         Securities Acquired (A) or      Amount of      ship
                                            3.           Disposed of (D)                 Securities     Form:     7.
                                            Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                              2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                            Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security             Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                    (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
====================================================================================================================================

NOTE D:  Represents transfer by Mr. Steffens to The Steffens Family Revocable Trust dated June 7, 1997, of which Mr. Steffens is the
Co-Trustee and Co-Settlor.  Because Mr. Steffens may be deemed to beneficially own such shares, such ownership continues to be reported herein.
NOTE E: Represents shares issued in exchange for the transfer of intellectual property rights.




                                                                                                                       Page 20 of 20